Exhibit 10.2

THIRD AMENDMENT TO LEASE

                This THIRD AMENDMENT TO LEASE (this "Third Amendment") is dated as of September 30, 2009 (the "Effective Date") by and between CRP-2 Forge, LLC, a Delaware limited liability company ("Landlord") and Echo Therapeutics, Inc. (f/k/a Sontra Medical Corporation), a Delaware corporation ("Tenant"),

                WHEREAS, Landlord, as successor in interest to Forge Park Investors, LLC, and Tenant are parties to that certain Lease Agreement dated January 24,2003, as amended by that certain First Amendment to Lease dated February l1, 2008 (the "First Amendment), as further amended by that certain Second Amendment to Lease dated as of January 11,2009 (collectively, the "Lease"), for the lease of certain premises consisting of approximately 12,999 square feet located at 10 Forge Parkway, Franklin, Massachusetts, as more particularly described in the Lease (the "Premises"); and

                WHEREAS, Landlord and Tenant wish to amend certain provisions of the Lease to reflect Tenant's exercise of its second option to renew the Lease pursuant to Section 2C of the First Amendment;

                 NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows,

AGREEMENT

1.             Definitions. Capitalized terms used in this Third Amendment shall have the same meanings ascribed to such capitalized terms in the Lease, unless otherwise provided for herein.

2.              Modifications. Modifications to Lease:

                 A.      Extension. The Term of the Lease shall be extended for one (1) year and the Expiration Date as referenced in the Lease is hereby extended from March 31, 2010 to March 31, 2011. Tenant acknowledges that it has previously occupied the Premises and is accepting them AS-IS in their current condition, without representation or warranty by Landlord.

                 B.       Base Rent, Commencing on April 1,2010 the Base Rent shall be payable according to the following schedule:

Period	Base Rent (per annum)	Monthly Base Rent	Approximate S.P, Base Rent
April 1,2010- March 31, 2011	$155,988.00	§12,999.00	$12.00

                 C.       Renewal. In accordance with the First Amendment, Tenant agrees that it has no remaining options to extend the Lease.

3.             Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflicts of law),

4.             Ratification of Lease. Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Tenant represents ahd warrants to Landlord that as of the date of Tenant's execution of this Third Amendment: (a) Tenant is not in default under any of the terms and provisions of the Lease; (b) Landlord is not in default in the performance of any of its obligations under the Lease; (c) Landlord has completed, to Tenant's satisfaction, any Landlord work to the Premises, and has paid, as required by the Lease, any Tenant improvement allowances in connection therewith; and (d) Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease. Tenant-further acknowledges that as of the date of Tenant's execution of this Third Amendment Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease).

5.               Limitation of Liability. Neither Landlord nor any officer, director, member or employee of Landlord nor any owner of the Building, whether disclosed or undisclosed, shall have any personal liability witli respect to any of the provisions of the Lease, as hereby amended, or the Premises, and if Landlord is in breach or default with respect to Landlord's obligations under the Lease, as hereby amended, or otherwise, Tenant shall look solely to the interest of Landlord in the Building for the satisfaction of Tenant's remedies or judgments.

6.              Entire Agreement. This Third Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the patties prior to the date hereof

7.              Multiple Counterparts. This Third Amendment may be executed in multiple counterparts) all of which, when taken together, shall constitute one and the same instrument.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the Effective Date stated above,

TENANT:		LANDLORD:

ECHO THERAPEUTICS, INC. (f/k/a SONTRA		CRP-2 FORGE, LLC,
MEDICAL CORPORATION),		a Delaware limited liability company
a Delaware corporation

By:	/s/ Harry G. Mitchell	By:	/s/ Robert W. Holmes
Name:	Harry G. Mitchell	Name:	Robert W. Holmes
Title:	COO/CFO	Title:	Vice President

Date:	10/26/09	Date:	11/2/09